Pricing Supplement dated November 24, 2008
          to the Product Prospectus Supplement dated November 12, 2008, the Prospectus dated January 5, 2007 and
                the Prospectus Supplement dated February 28, 2007

       [RBC LOGO]         $303,000

                          Royal Bank of Canada

                          Auto-Callable Bullish Buffered Notes
                          Linked to the S&P 500(R) Index, due November 30, 2010



     Royal Bank of Canada is offering the Auto-Callable Bullish Buffered Notes (the "Notes") linked to the performance of the underlying index named below. The prospectus dated January 5, 2007, the prospectus supplement dated February 28, 2007 and the product prospectus supplement dated November 12, 2008 describe terms that will apply generally to the Notes, including any notes you purchase. Capitalized terms used but not defined in this pricing supplement shall have the meanings given to them in the product prospectus supplement. In the event of any conflict, this pricing supplement will control. The Notes vary from the notes described in the product prospectus supplement in several important ways. You should read this pricing supplement carefully.

Issuer:                 Royal Bank of Canada ("Royal Bank")

Underwriter:            RBC Capital Markets Corporation

Underlying Index:       The S&P 500(R) Index (the "Index")


Bloomberg Ticker:       SPX

Currency:               U.S. Dollars

Minimum Investment:     $1,000, and $1,000 increments in excess thereof (the
                        "Principal Amount")

Issue:                  Senior Global Medium-Term Notes, Series C

Pricing Date:           November 24, 2008

Issuance Date:          November 28, 2008

CUSIP:                  78008GWB4

Observation Dates:      December 2, 2009, May 28, 2010 and November 24, 2010
                        (the Final Valuation Date)

Automatic Call:         Applicable.  Accordingly, the following provisions apply
                        to your Notes:

                        Automatic Call:          If, on any Observation Date,
                                                 the closing level of the Index
                                                 is greater than the Call
                                                 Barrier Level, then the notes
                                                 will be automatically called
                                                 for a cash payment per note
                                                 equal to the Call Payment
                                                 Amount, payable on the Call
                                                 Settlement Date. (We refer to
                                                 the day upon which the
                                                 Automatic Call occurred as the
                                                 "Call Date".)

                        Call Payment Amount:     Principal Amount + (Principal
                                                 Amount x Call Coupon)

                        Call Monitoring Period:  Not Applicable

                        Call Barrier Level:      The Initial Index Level

                        Call Settlement Date:    The third business day after
                                                 the Call Date or, if the Call
                                                 Date is the Final Valuation
                                                 Date, the Maturity Date subject
                                                 to postponement as described
                                                 under "General Terms of the
                                                 Bullish Buffered Enhanced
                                                 Return Notes - Maturity Date."

                        Call Coupon:       Observation Date          Call Coupon
                                           ----------------          -----------

                                           December 2, 2009             9.00%

                                               May 28, 2010            13.50%

                                          November 24, 2010            18.50%

Payment at Maturity     Payment at maturity will be based on the performance of
(if held to maturity):  the Index and will be calculated in the following manner:


                        If, at maturity, an Automatic Call has not occurred, and the Final Index Level is less than or equal to the Initial Index Level but not less than the Initial Index Level by more than the Buffer Percentage, then the investor will receive the Principal Amount only.

                        If, at maturity, an Automatic Call has not occurred, and the Final Index Level is below the Initial Index Level by more than the Buffer Percentage, then the investor will receive less than all of their Principal Amount, in an amount equal to:

                          Principal Amount + (Principal Amount x (Percentage Change + Buffer Percentage))

Percentage Change:      The Percentage Change, expressed as a percentage, is
                        calculated using the following formula:

                                Final Index Level - Initial Index Level
                                ---------------------------------------
                                          Initial Index Level

Final Valuation Date:   November 24, 2010, subject to extension for market and
                        other disruptions

Maturity Date:          November 30, 2010, subject to extension for market and
                        other disruptions

Initial Index Level:    851.81

Final Index Level:      The closing level of the Index on the Final Valuation
                        Date

Buffer:                 Unleveraged buffer

Buffer Percentage:      20%


Buffer Level:           681.45, (80% of  the Initial Index Level).


Principal at Risk:      These Notes are NOT principal protected. Investors in
                        these Notes may lose a substantial portion their Principal Amount at maturity if there is a decrease in the Index Level from the Pricing Date to the Final
                        Valuation Date.

U.S. Tax Treatment:     The United States federal income tax consequences of
                        your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described in the following sentence. By purchasing a note, each holder agrees (in the absence of a change in law, an administrative determination or a judicial ruling to the contrary) to treat the notes as a prepaid cash-settled derivative contract for U.S. federal income tax purposes.

Secondary Market:       RBC Capital Markets Corporation (or one of its
                        affiliates), though not obligated to do so, plans to maintain a secondary market in the Notes after the Settlement Date. The amount that investors may receive upon sale of their Notes prior to maturity may be less than the principal amount of their notes.

Listing: The notes will not be listed on any securities exchange or quotation system.

Clearance and           DTC global (including through its indirect participants
Settlement:             Euroclear and Clearstream, Luxembourg as described under
                        "Description of Debt Securities -- Ownership and Book-
                        Entry Issuance" in the accompanying prospectus).

Terms Incorporated in   All of the terms appearing above the item captioned
the Master Note:        "Secondary Market" on the cover page of this pricing
                        supplement and the terms appearing under the caption
                        "General Terms of the Bullish Buffered Enhanced Return
                        Notes" in the product prospectus supplement, as modified by this pricing supplement, with respect to the Bullish
                        Buffered Enhanced Return Notes dated November 12, 2008.


Investing in the Notes involves a number of risks. See "Risk Factors" beginning on page S-1 of the prospectus supplement dated February 28, 2007 and "Additional Risk Factors Specific To Your Notes" beginning on page PS-1 of the product prospectus supplement dated November 12, 2008.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes will not constitute deposits insured under the Canada Deposit Insurance Corporation Act or by the United States Federal Deposit Insurance Corporation or any other Canadian or United States government agency or instrumentality.

                                                                                              Per note           Total
                                                                                              --------           -----
Price to public.......................................................................     100%             $303,000
Underwriting discounts and commission.................................................     2%               $6,060
Proceeds to Royal Bank................................................................     98%              $296,940

RBC Capital Markets Corporation, which we refer to as RBCCM, acting as agent for Royal Bank of Canada, received a commission of $20.00 per $1,000 principal amount note and used a portion of that commission to allow selling concessions to other dealers of $20.00 per $1,000 principal amount note. The price of the notes also included a profit of $10.00 per $1,000 principal amount earned by Royal Bank of Canada in hedging its exposure under the notes. The total of the commission received by RBCCM, which includes concessions to be allowed to other dealers, and the hedging profits of Royal Bank Canada, was $30.00 per $1,000 principal amount note.

We may use this pricing supplement in the initial sale of the Notes. In addition, RBC Capital Markets Corporation or another of our affiliates may use this pricing supplement in a market-making transaction in the Notes after its initial sale. Unless we or our agent informs the purchaser otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction.

                         ADDITIONAL TERMS OF YOUR NOTES

You should read this pricing supplement together with the prospectus dated January 5, 2007, as supplemented by the prospectus supplement dated February 28, 2007 and the product prospectus supplement dated November 12, 2008, relating to our Senior Global Medium-Term Notes, Series C, of which these Notes are a part. This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in "Risk Factors" in the prospectus supplement dated February 28, 2007 and "Additional Risk Factors Specific to Your Notes" in the product prospectus supplement dated November 12, 2008, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

Prospectus dated January 5, 2007:
http://www.sec.gov/Archives/edgar/data/1000275/000090956707000025/
o34295e424b3.htm

Prospectus Supplement dated February 28, 2007:
http://www.sec.gov/Archives/edgar/data/1000275/000090956707000285/
o35030e424b3.htm

Product Prospectus Supplement dated November 12, 2008:
http://www.sec.gov/Archives/edgar/data/1000275/000121465908002450/
a111180424b5.txt

Our SEC file number is 333-139359. As used in this pricing supplement, the "Company," "we," "us," or "our" refers to Royal Bank of Canada.

                              Hypothetical Returns

The examples set forth below are provided for illustration purposes only. Assumptions in each of the examples are purely fictional and do not relate to any actual market levels of the Index. The hypothetical terms do not represent the terms of an actual Note. The examples are hypothetical, and do not purport to be representative of every possible scenario concerning increases or decreases in the level of the Index. We cannot predict the performance of the Index.



The below examples assume the following:

1) an Initial Index Level of 900.44, the closing level of the index on November 24, 2008
2) a Buffer Level of 720.35 (80% of the Initial Index Level)
3) Observation Dates occurring on December 2, 2009, May 28, 2010 and
   November 24, 2010
4) the closing level of the Underlying Index on each Observation Date is above the Initial Index Level

-----------------------------------------------------------------------------------------------------------------------
Where a Call Event HAS                                                    Call Coupon of              Call Coupon of
occurred on an Observation              Call Coupon of 9.00%             13.50% on May 28,            18.50% on Final
Date                                     on December 2, 2009             2010 Observation              Valuation Date
                                          Observation Date                     Date                   Observation Date
Initial Index Level                           900.44                       900.44                      900.44

Call Barrier Level                            900.44                       900.44                      900.44

Closing Index Level on the
Observation Date                              1048.96                      924.38                      1010.11

Is the Observation Date level
ABOVE the Initial Index
Level?                                          Yes                          Yes                         Yes

% Return of Notes                              9.00%                       13.50%                      18.50%

Payment at Maturity                          $1,090.00                    $1,135.00                   $1,185.00
-----------------------------------------------------------------------------------------------------------------------

The below examples assume the following:

1) an Initial Index Level of 900.44, the closing level of the index on November 24, 2008
2) a Buffer Level of 720.35 (80% of the Initial Index Level)
3) Observation Dates occurring on December 2, 2009, May 28, 2010 and November 24, 2010
4) the closing level of the Underlying Index on each Observation Date is equal to OR below the Initial Index Level

-------------------------------------------------------------------------------------------
Where a Call Event HAS                                               Final Index Level is
NOT occurred on an                      Final Index Level is           below the Buffer
Observation Date                       above the Buffer Level               Level
Initial Index Level                           900.44                       900.44

Buffer Level                                  720.35                       720.35

Final Index Level                             837.41                       630.31

Percentage Change                               -7%                         -30%

Is the Final Index Level less
than the Buffer Level?                          No                           Yes

Return of Notes                                0.00%                       -10.00%

Payment at Maturity                          $1,000.00                     $900.00
-------------------------------------------------------------------------------------------

                   Information Regarding the Underlying Index

Please refer to the description of the S&P 500(R) Index description beginning on page PS-34 of the product prospectus supplement dated November 12, 2008 for a full description of the Index.

Historical Information

The graph below sets forth the historical performance of the Index. In addition, below each graph is a table setting forth the intra-day high, intra-day low and period end closing level of the Index. The information provided in this table is for the four calendar quarters of 2005, 2006, 2007, the first, second and third quarter of 2008, as well as for the period from October 1, 2008 through November 24, 2008.

We obtained the information regarding the historical performance of the Index in the charts below from Bloomberg Financial Markets and Factset Research Systems Inc.

We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets and Factset Research Systems Inc. The historical performance of the Index should not be taken as an indication of future performance, and no assurance can be given as to the level of the Index on the Final Valuation Date. We cannot give you assurance that the performance of the Index will result in any return in addition to your initial investment.

                            S&P 500 (Operating Basis)
                                   ('99 - '08)
                                 [CHART OMITTED]



                                                                                                  Period-End
                                              High Intra-Day           Low Intra-Day           Closing Price of
   Period-Start           Period-End           Price of the             Price of the            the Reference
       Date                  Date             Reference Asset         Reference Asset               Asset
       ----                  ----             ---------------         ---------------               -----
     1/1/2005             3/31/2005               1229.11                 1163.69                  1180.59
     4/1/2005             6/30/2005               1219.59                 1136.15                  1191.33
     7/1/2005             9/30/2005               1245.86                 1183.55                  1228.81
    10/1/2005            12/30/2005               1275.8                  1168.2                   1248.29

     1/1/2006             3/31/2006               1310.88                 1245.74                  1294.83
     4/1/2006             6/30/2006               1326.7                  1219.29                  1270.2
     7/1/2006             9/29/2006               1340.28                 1224.54                  1335.85
    10/1/2006            12/29/2006               1431.81                 1327.1                   1418.3

     1/1/2007             3/31/2007               1461.57                 1363.98                  1420.86
     4/1/2007             6/30/2007               1540.56                 1416.37                  1503.35
     7/1/2007             9/30/2007               1555.9                  1370.6                   1526.75
    10/1/2007            12/31/2007               1576.09                 1406.1                   1468.36

     1/1/2008             3/31/2008               1471.77                 1256.98                  1322.7
     4/1/2008             6/30/2008               1440.24                 1272.00                  1280.00
     7/1/2008             9/30/2008               1313.15                 1106.42                  1166.36
    10/1/2008            11/24/2008               1167.03                  741.02                   851.81


              PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

                        SUPPLEMENTAL PLAN OF DISTRIBUTION

We expect that delivery of the Notes will be made against payment for the Notes on or about November 28, 2008, which is the third business day following the pricing date (this settlement cycle being referred to as "T+3"). See "Plan of Distribution" in the prospectus supplement dated February 28, 2007.

     No dealer, salesman or other person has been authorized to give any information or to make any representation not contained in this pricing supplement or the accompanying prospectus, prospectus supplement or product prospectus supplement and, if given or made, such information or representation must not be relied upon as having been authorized by Royal Bank of Canada or the Underwriter. This pricing supplement, the accompanying prospectus, prospectus supplement and product prospectus supplement do not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities described in this pricing supplement nor do they constitute an offer to sell or a solicitation of an offer to buy the securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. The delivery of this pricing supplement, the accompanying prospectus, prospectus supplement and product prospectus supplement at any time does not imply that the information they contain is correct as of any time subsequent to their respective dates.


                                    $303,000

                                   [RBC LOGO]


                              Royal Bank of Canada

                   Auto-Callable Bullish Buffered Equity Notes

              Linked to the S&P 500(R) Index, due November 30, 2010























                                November 24, 2008